EXHIBIT 99.1

First Data Reports First Quarter 2017 Financial Results

•	Q1 consolidated revenue of $2.8 billion, up 1%; up 1% excluding currency impacts

•	Q1 total segment revenue of $1.7 billion, up 2%; up 3% excluding impacts from currency and Australian ATM divestiture

•	Q1 net income of $36 million, improved $92 million; diluted EPS of $0.04

•	Q1 adjusted net income of $258 million, up 17%; adjusted diluted EPS of $0.28

•	Q1 total segment EBITDA of $651 million, up 2%; up 4% excluding impacts from currency and Australian ATM divestiture

•	Q1 cash flow from operations of $421 million; free cash flow of $261 million

NEW YORK, MAY 8, 2017 - First Data Corporation (NYSE: FDC), a global leader in commerce-enabling technology and solutions, today reported financial results for the first quarter ended March 31, 2017. Consolidated revenue for the first quarter was $2.8 billion, up 1% versus the prior year period, both as reported and excluding currency impacts. Total segment revenue was $1.7 billion for the quarter, up 2% versus the prior year period, or up 3% excluding the impacts from currency and the divestiture of the Australian ATM business that occurred at the end of the third quarter of 2016.

For the first quarter 2017, net income attributable to First Data was $36 million (or $0.04 per diluted share), which compares to a net loss of $56 million in the prior year period. First quarter 2017 results include $56 million of debt extinguishment charges, while the prior year period included $46 million of debt extinguishment charges and $52 million of IPO-triggered stock-based compensation costs.

Adjusted net income, which modifies net income for items such as debt extinguishment charges, stock-based compensation, amortization of acquisition intangibles, restructuring costs and other items, was $258 million (or $0.28 per diluted share), up $38 million or 17% compared to $220 million in the prior year period, driven by improved operating results and lower interest expense.

Total segment earnings before interest, taxes, depreciation, and amortization (total segment EBITDA) in the first quarter 2017 was $651 million, up 2% versus the prior year period, or up

4% excluding impacts from currency and the Australian ATM divestiture. Total reported segment EBITDA margin improved 10 basis points to 37.7% in the quarter.

“We delivered another quarter of solid earnings growth as our efforts to increase revenue, manage costs, and improve our capital structure are showing up in our bottom line,” said First Data Chairman and CEO Frank Bisignano. “We continue to make steady progress across key initiatives such as expanding our presence in the enterprise space, steadily improving the foundations of our SMB direct business in North America, and growing our international franchise. We reiterate our previously provided financial guidance for 2017 and over the medium term," Bisignano added.

Segment Results

Global Business Solutions (GBS)

First quarter 2017 GBS segment revenue was $971 million, up 2% versus the prior year period, or up 3% excluding the impacts from currency and the Australian ATM divestiture. Within geographic regions, North America revenue of $751 million was up 2% versus the prior year period benefiting from 7% transaction growth. EMEA revenue was $127 million, down 9%, or down 3% excluding currency impacts, primarily driven by the non-recurrence of beneficial interchange rate changes in the prior year period, partially offset by transaction growth. Latin America revenue was $59 million, up 59%, or up 52% excluding currency impacts, driven by strong results in Brazil and Argentina. APAC revenue was $34 million, down 17%, or up 10% excluding impacts from currency and the Australian ATM divestiture, primarily driven by growth in India.

First quarter 2017 GBS segment expenses were $589 million, up 2% versus the prior year period, or up 4% excluding the impacts from currency and the Australian ATM divestiture.

First quarter 2017 GBS segment EBITDA was $382 million, up 2% versus the prior year period, or up 3% excluding impacts from currency and the Australian ATM divestiture. Segment EBITDA margin declined 10 basis points to 39.3% in the quarter.

Global Financial Solutions (GFS)

First quarter 2017 GFS segment revenue was $393 million, up 2% versus the prior year period, or up 5% excluding currency impacts. Within geographic regions, North America revenue of $236 million was up 1%, with growth in processing and print revenue partially offset by a decline in card personalization revenue. North America GFS card accounts on file grew 7% year over year. EMEA revenue was $101 million, down 2%, or up 9% excluding currency impacts, primarily driven by new business and internal growth primarily in the United Kingdom. Latin America revenue was $33 million, up 6%, or up 8% excluding currency impacts, driven by growth in Argentina and Colombia, partially offset by the non-recurrence of a previously disclosed license fee resolution in the prior year period. APAC revenue was $23 million, up 28%, or up 25% excluding currency impacts, primarily driven by growth in Australia.

First quarter 2017 GFS segment expenses were $238 million, up 3% versus the prior year period, or up 6% excluding currency impacts.

First quarter 2017 GFS segment EBITDA was $155 million, flat versus the prior year period, or up 3% excluding currency impacts. Segment EBITDA margin declined 80 basis points to 39.4% in the quarter.

Network & Security Solutions (NSS)

First quarter 2017 NSS segment revenue was $361 million, up 3% versus the prior year period. The Stored Value revenue grew mid-single digits, Security and Fraud revenue grew low single digits and EFT revenues were flat.

First quarter 2017 NSS segment expenses were $205 million, up 2% versus the prior year period.

First quarter 2017 NSS segment EBITDA was $156 million, up 3% versus the prior year period. Segment EBITDA margin improved 30 basis points to 43.2% in the quarter.

Cash Flow

In the first quarter 2017, cash flow from operations was $421 million, up 9% compared to $386 million in the prior year period. Free cash flow, which First Data defines as cash flow from operations, less capital expenditures and distributions to minority interests and other, was $261 million in the current quarter, up 24% compared to $211 million in the prior year period, primarily driven by improved operating results and working capital.

Capital Structure

Total borrowings at March 31, 2017 were increased to $18.6 billion, from $18.5 billion at December 31, 2016 driven by capital lease formation during the quarter. Net debt at March 31, 2017 declined $30 million to $18.1 billion, from $18.2 billion at December 31, 2016.

As previously disclosed, in January 2017, the company closed on a new amortizing term loan totaling $1.3 billion with an interest rate of LIBOR plus 200 basis points and maturing in June 2020. The proceeds of these term loans and other funds were used to redeem all of the $1.4 billion 6.75% senior secured first lien notes due 2020, along with associated fees and expenses. In connection with this transaction, the company recorded approximately $56 million in loss on debt extinguishment.

On April 26, 2017, First Data closed on a new term loan totaling $4.2 billion with an interest rate of LIBOR plus 250 basis points maturing in April, 2024. The proceeds of the term loan was used to redeem a $4.2 billion term loan with an interest rate of LIBOR plus 300 basis points maturing in March, 2021.

Non-GAAP Measures

To supplement the company's consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, the company uses non-GAAP measures of certain financial performance. These non-GAAP measures include total segment revenue, total segment expense, total segment EBITDA, total segment EBITDA margin, adjusted net income, adjusted net income per diluted share, free cash flow and net debt. The company has included non-GAAP measures because management believes that they help to facilitate comparisons of the company's operating results between periods. The company believes the non-GAAP measures provide useful information to both management and users of our financial statements by excluding certain expenses, gains and losses that may not be indicative of its core operating results and business outlook. In disclosing year-over-year comparisons, the company has chosen to present non-GAAP measures because it believes that these measures provide users of our financial statements a consistent basis for reviewing the company's performance across different periods.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company's results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the company's results of operations in conjunction with the corresponding GAAP measures.

Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures can be found in the tables included in this press release.

The company excludes certain items and other adjustments from total segment revenue, total segment expense, total segment EBITDA, total segment EBITDA margin, adjusted net income and adjusted net income per diluted share. See reconciliations for a complete list of items excluded from non-GAAP measures.

Adjusted net income is a non-GAAP financial measure used by management that provides additional insight on performance. Adjusted net income excludes amortization of acquisition-related intangibles, stock-based compensation, restructuring costs and other items affecting comparability and, therefore, provides a more complete understanding of continuing operating performance. Management believes that the presentation of adjusted net income provides users of our financial statements greater transparency into ongoing results of operations allowing them to better compare our results from period to period.

The company uses free cash flow, a non-GAAP measure. Free cash flow is defined as cash flow used in/provided by operating activities less capital expenditures, distributions to minority interest, and other. The company considers free cash flow to be a liquidity measure that provides useful information to management and users of our financial statements about the amount of cash generated by the business which can then be used to, among other things, reduce debt outstanding.

The company also uses net debt, a non-GAAP measure. Net debt is defined as total long-term borrowings plus short-term and current portion of long-term borrowings, at par value, excluding lines of credit used for settlement purposes, less cash and cash equivalents. The company believes that net debt provides additional insight on its level and management of leverage.

Certain revenue measures in this release are presented excluding the estimated impact of foreign currency changes (constant currency). To present this information, monthly results in the current period for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding month of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year. Once translated, each month in the period is added together to calculate the constant currency current period results. The company believes that revenue growth is a key indication of how First Data is progressing from period to period and the non-GAAP constant currency financial measure is useful to investors, lenders and other creditors because such information enables them to measure the impact of currency fluctuations on the company's revenue from period to period.

Investor Conference Call

The company will host a conference call and webcast on Monday, May 8, 2017, at 8 a.m. ET to review the first quarter 2017 financial results.

To listen to the call, dial +1 (844) 826-3033 (U.S.) or +1 (412) 317-5172 (outside the U.S.) at least 10 minutes prior to the start of the call. The call will also be webcast on the “Investor Relations” section of the First Data website at investor.firstdata.com along with a slide presentation to accompany the call.

A replay of the call will be available through June 8, 2017, at +1 (877) 344-7529 (U.S.) or +1 (412) 317-0088 (outside the U.S.); passcode 10104877 and via webcast at investor.firstdata.com.

Please note: Other than the replay, First Data has not authorized, and disclaims responsibility for any recording, replay or distribution of any transcription of this call.

About First Data

First Data Corporation (NYSE: FDC) is a global leader in commerce-enabling technology and solutions, serving approximately six million business locations and 4,000 financial institutions in more than 100 countries around the world. The company’s 24,000 owner-associates are dedicated to helping companies, from start-ups to the world’s largest corporations, conduct commerce every day by securing and processing more than 2,800 transactions per second and $2.2 trillion per year.

Contact

Peter Poillon Investor Relations First Data 212-266-3565 Peter.Poillon@firstdata.com	Liidia Liuksila Public Relations First Data 212-515-0174 Liidia.Liuksila@firstdata.com

First Data Corporation
Consolidated Statements of Operations
(Unaudited)
(in millions, except per share data)

	Three months ended March 31,
	2017	2016	% Change	Constant Currency % Change
Revenues:
Transaction and processing service fees (a)	$1,563	$1,591	(2)%	(1)%
Product sales and other (a)	319	279	14%	16%
Total revenues (excluding reimbursable items)	1,882	1,870	1%	2%
Reimbursable debit network fees, postage, and other	919	907	1%	1%
Total revenues	2,801	2,777	1%	1%
Expenses:
Cost of services (exclusive of items shown below)	700	731	(4)%	(3)%
Cost of products sold	80	78	3%	3%
Selling, general, and administrative	525	564	(7)%	(6)%
Depreciation and amortization	228	238	(4)%	(4)%
Other operating expenses	22	21	5%	4%
Total expenses (excluding reimbursable items)	1,555	1,632	(5)%	(4)%
Reimbursable debit network fees, postage, and other	919	907	1%	1%
Total expenses	2,474	2,539	(3)%	(2)%
Operating profit	327	238	37%
Interest expense, net	(234)	(263)	(11)%
Loss on debt extinguishment	(56)	(46)	22%
Other (expense) income	(1)	6	NM
Income (loss) before income taxes and equity earnings in affiliates	36	(65)	NM
Income tax expense	12	5	140%
Equity earnings in affiliates	55	64	(14)%
Net income (loss)	79	(6)	NM
Less: Net income attributable to noncontrolling interests and redeemable noncontrolling interest	43	50	(14)%
Net income (loss) attributable to First Data Corporation	$36	$(56)	NM

Net income (loss) attributable to First Data Corporation per share:
Basic	$0.04	$(0.06)
Diluted	$0.04	$(0.06)

Weighted-average common shares outstanding:
Basic	910	896
Diluted	931	896

NM represents not meaningful

(a)
Includes processing fees, administrative service fees, and other fees charged to merchant alliances accounted for under the equity method of $52 million and $53 million for the three months ended March 31, 2017 and 2016, respectively.

First Data Corporation
Selected Consolidated Balance Sheet and Cash Flow Data
(Unaudited)
(in millions)

SELECTED CONSOLIDATED BALANCE SHEET DATA

	As of	As of
	March 31, 2017	December 31, 2016

Cash and cash equivalents	$503	$385
Settlement assets	9,381	14,795
Total assets	35,017	40,292

Short-term and current portion of long-term borrowings	501	358
Settlement obligations	9,381	14,795
Long-term borrowings	18,123	18,131
Total liabilities	30,668	36,088

Redeemable noncontrolling interest	72	73

Total First Data Corporation stockholders' equity	1,363	1,220
Noncontrolling interests	2,914	2,911
Total equity	4,277	4,131

SELECTED CONSOLIDATED CASH FLOW DATA

	Three months ended March 31,
	2017	2016
Source/(Use) of cash
Net cash provided by operating activities	$421	$386
Net cash used in investing activities	(116)	(123)
Net cash used in financing activities	(187)	(373)
Supplemental cash flow data
Cash interest payments on long-term debt (a)	$245	$186

(a)	For purposes of this schedule, cash interest payments on long-term debt excludes interest on capital leases and interest on foreign lines of credit.

First Data Corporation
Summary Segment Data
(Unaudited)
(in millions)

	Three months ended March 31,
	2017	2016	% Change	Constant Currency % Change (e)
Consolidated Revenues	$2,801	$2,777	1%	1%
Adjustments:
Non wholly owned entities (a)	(10)	(14)	(29)%
Independent Sales Organization (ISO) commission expense (b)	(147)	(163)	(10)%
Reimbursable debit network fees, postage, and other	(919)	(907)	1%
Total Segment Revenues	$1,725	$1,693	2%	3%

Segment Revenues:
Global Business Solutions	$971	$955	2%	3%
Global Financial Solutions	393	386	2%	5%
Network & Security Solutions	361	352	3%	3%

	Three months ended March 31,
	2017	2016	% Change	Constant Currency % Change (e)
Consolidated Expenses	$2,474	$2,539	(3)%	(2)%
Adjustments:
Non wholly owned entities (a)	(16)	(18)	(11)%
Independent Sales Organization (ISO) commission expense (b)	(147)	(163)	(10)%
Reimbursable debit network fees, postage, and other	(919)	(907)	1%
Depreciation and amortization	(228)	(238)	(4)%
Stock-based compensation	(65)	(115)	(43)%
Other (c)	(25)	(41)	(39)%
Total Segment Expenses	$1,074	$1,057	2%	3%

Segment Expenses:
Global Business Solutions	$589	$579	2%	4%
Global Financial Solutions	238	231	3%	6%
Network & Security Solutions	205	201	2%	2%
Corporate	42	46	(9)%	(9)%

First Data Corporation
Summary Segment Data
(Unaudited)
(in millions)

	Three months ended March 31,
	2017	2016	% Change	Constant Currency % Change (e)
Net income (loss) attributable to First Data Corporation	$36	$(56)	NM
Adjustments:
Non wholly owned entities (a)	(6)	(10)	(40)%
Depreciation and amortization	228	238	(4)%
Interest expense, net	234	263	(11)%
Loss on debt extinguishment	56	46	22%
Other items (d)	26	35	(26)%
Income tax expense	12	5	140%
Stock-based compensation	65	115	(43)%
Total Segment EBITDA	$651	$636	2%	4%

Segment EBITDA:
Global Business Solutions	$382	$376	2%	3%
Global Financial Solutions	155	155	—%	3%
Network & Security Solutions	156	151	3%	3%
Corporate	(42)	(46)	9%	9%

Net (loss) income attributable to First Data Corporation margin:	1.3%	(2.0)%	NM
Total segment EBITDA margin:	37.7%	37.6%	10 bps
NM represents not meaningful

(a)
Net adjustment to reflect our proportionate share of the results of our investments in businesses accounted for under the equity method and consolidated subsidiaries with noncontrolling ownership interests. Segment revenue for our significant affiliates is reflected based on our proportionate share of the results of our investments in businesses accounted for under the equity method and consolidated subsidiaries with noncontrolling ownership interests. For other affiliates, we include equity earnings in affiliates, excluding amortization expense, in segment revenue. In addition, our segment measures reflect revenue-based commission payments to Independent Sales Organizations (ISOs).

(b)
Retail Independent Sales Organization commissions are presented within Selling, general, and administrative expense in the unaudited consolidated statements of operations but are netted in segment revenues for segment reporting.

(c)	Includes restructuring, certain retention bonuses, non-normal course litigation and regulatory settlements, asset impairments, and debt issuance costs.

(d)
Items noted within (c) above and "Other (expense) income" as presented in the unaudited consolidated statements of operations, which includes divestitures, derivative gains (losses), non-operating foreign currency gains (losses) and the gain on Visa Europe share sale.

(e) Segment revenues, expenses, and EBITDA constant currency changes exclude the impact of currency and the Australian ATM divestiture.

First Data Corporation
Summary Segment Data
(Unaudited)
(in millions)

	Three months ended March 31,
	2017	2016	% Change
Segment revenue	$1,725	$1,693	2%
Currency impact	16	—
Australian ATM Divestiture (a)	—	(10)
Normalized segment revenue growth	$1,741	$1,683	3%

GBS revenue	$971	$955	2%
Currency impact	6	—
Australian ATM Divestiture (a)	—	(10)
Normalized GBS revenue growth	$977	$945	3%

GBS APAC revenue	$34	$41	(17)%
Currency impact	—	—
Australian ATM Divestiture (a)	—	(10)
Normalized GBS APAC revenue growth	$34	$31	10%

	Three months ended March 31,
	2017	2016	% Change
Segment expense	$1,074	$1,057	2%
Currency impact	7
Australian ATM Divestiture (a)	—	(8)
Normalized segment expense growth	$1,081	$1,049	3%

GBS expense	$589	$579	2%
Currency impact	2	—
Australian ATM Divestiture (a)	—	(8)
Normalized GBS expense growth	$591	$571	4%

	Three months ended March 31,
	2017	2016	% Change
Segment EBITDA	$651	$636	2%
Currency impact	9	—
Australian ATM Divestiture (a)	—	(2)
Normalized segment EBITDA growth	$660	$634	4%

GBS EBITDA	$382	$376	2%
Currency impact	4	—
Australian ATM Divestiture (a)	—	(2)
Normalized GBS EBITDA growth	$386	$374	3%

(a)	2016 Australian ATM divestiture revenue, expense, and EBITDA shown in constant currency rates.

First Data Corporation
Summary Segment Data
(Unaudited)
(in millions)

ADJUSTED NET INCOME RECONCILIATION

	Three months ended March 31,
	2017	2016	% Change
Net income (loss) attributable to First Data Corporation	$36	$(56)	NM
Adjustments:
Stock-based compensation	65	115	(43)%
Loss on debt extinguishment (a)	56	46	22%
Mark-to-market adjustment for derivatives and euro-denominated debt (b)	—	4	(100)%
Amortization of acquisition intangibles and deferred financing costs (c)	95	108	(12)%
Restructuring	23	21	10%
Intercompany foreign exchange gain (loss)	1	(10)	NM
Impairment, litigation, and other (d)	(1)	6	NM
Income tax on above items and discrete tax items (e)	(17)	(14)	21%
Adjusted net income	$258	$220	17%

Adjusted net income per share:
Basic	$0.28	$0.25
Diluted	$0.28	$0.24

Weighted-average common shares used to compute adjusted net income per share:
Basic	910	896
Diluted	931	919
NM represents not meaningful

(a)	Represents costs associated with debt restructuring activities on extinguished debt.

(b)	Represents mark-to-market activity related to our undesignated hedges.

(c)
Represents amortization of intangibles established in connection with the 2007 Merger and acquisitions we have made since 2007, excluding the percentage of our consolidated amortization of acquisition intangibles related to non wholly owned consolidated alliances equal to the portion of such alliances owned by our alliance partners. This line also includes amortization related to deferred financing costs of $4 million and $3 million for the three months ended March 31, 2017 and 2016, respectively.

(d)
Represents impairments, non-normal course litigation and regulatory settlements, investments gains (losses), fees paid on debt modifications, divestitures, and other, as applicable to the periods presented.

(e)
The tax effect of the adjustments between our GAAP and adjusted results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. effective tax rate for certain adjustments, including the majority of amortization of intangible assets, deferred financing costs, stock compensation, and loss on debt extinguishment; whereas the tax impact of other adjustments, including restructuring expense, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable effective tax rate(s) in those jurisdictions. "Income tax on above items" also includes the impact of significant discrete tax items impacting Net income (loss) attributable to First Data Corporation.

First Data Corporation
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(in millions, except per share data)

FREE CASH FLOW RECONCILIATION

	Three months ended March 31,
	2017	2016	Change

Net cash provided by operating activities	$421	$386	$35
Capital expenditures	(117)	(117)	—
Distribution to minority interest and other	(43)	(58)	15
Free cash flow	$261	$211	50

NET DEBT RECONCILIATION

	As of	As of
	March 31, 2017	December 31, 2016
Total long-term borrowings	$18,123	$18,131
Total short-term and current portion of long-term borrowings	501	358
Total borrowings	18,624	18,489
Unamortized discount and unamortized deferred financing costs	151	156
Total borrowings at par	18,775	18,645
Less: Settlement lines of credit and other arrangements	(126)	(84)
Gross debt	18,649	18,561
Less: Cash and cash equivalents	(503)	(385)
Net debt	$18,146	$18,176

First Data Corporation
Operating Data
(Unaudited)
(in millions)

	Three months ended March 31,
	2017	2016	% Change
GBS:
North America merchant transactions (a)	11,483	10,744	7%
International merchant transactions (b)	2,227	1,770	26%

GFS:
North America card accounts on file (c)	867	814	7%
International card accounts on file (d)	156	139	12%

NSS:
Network transactions (EFT and Stored Value) (e)	5,114	4,764	7%

(a)
North American merchant transactions include acquired Visa and MasterCard credit and signature debit, American Express and Discover, PIN-debit, electronic benefits transactions, processed-only and gateway customer transactions at the POS. North American merchant transactions reflect 100% of alliance transactions.

(b)
International transactions include Visa, MasterCard, and other payment network merchant acquiring transactions for clients outside the U.S. and Canada. Transactions include credit, signature debit, PIN-debit POS, POS gateway, and ATM transactions. International merchant transaction for the three months ended March 31, 2016 reflected an updated count of transactions. International merchant transactions reflect 100% of alliance transactions.

(c)	North America card accounts on file reflect the total number of bankcard credit and retail credit accounts as of the end of the periods presented.

(d)
International card accounts on file reflect the total number of bankcard and retail accounts outside the United States and Canada as of the end of the periods presented. International card accounts of file as of March 31, 2016 reflect an updated cards on account total.

(e)	Network transactions include the debit issuer processing transactions, STAR Network issuer transactions, Payroll and Gift Solutions and POS transactions.

First Data Corporation
Forward Looking Statements

Notice to Investors, Prospective Investors and the Investment Community; Cautionary Information Regarding Forward-Looking Statements

Certain matters we discuss in our public statements may constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans, projections or intentions. Examples of forward-looking statements include, but are not limited to, all statements we make relating to revenue, earnings before net interest expense, income taxes, depreciation, and amortization (EBITDA), earnings, margins, growth rates, and other financial results for future periods. By their nature, forward-looking statements speak only as of the date they are made; are not statements of historical fact or guarantees of future performance; and are subject to risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify. Actual results could differ materially and adversely from our forward-looking statements due to a variety of factors, including the following: (1) adverse impacts from global economic, political, and other conditions affecting trends in consumer, business, and government spending; (2) our ability to anticipate and respond to changing industry trends, including technological changes and increasing competition; (3) our ability to successfully renew existing client contracts on favorable terms and obtain new clients; (4) our ability to prevent a material breach of security of any of our systems; (5) our ability to implement and improve processing systems to provide new products, improve functionality, and increase efficiencies; (6) the successful management of our merchant alliance program which involves several alliances not under our sole control and each of which acts independently of the others; (7) our successful management of credit and fraud risks in our business units and merchant alliances, particularly in the context of eCommerce and mobile markets; (8) consolidation among financial institution clients or other client groups that impacts our client relationships; (9) our ability to use our net operating losses without restriction to offset income for US tax purposes; (10) our ability to improve our profitability and maintain flexibility in our capital resources through the implementation of cost savings initiatives; (11) the acquisition or disposition of material business or assets; (12) our high degree of leverage; (13) adverse impacts from currency exchange rates or currency controls imposed by any government or otherwise; (14) changes in the interest rate environment that increase interest on our borrowings or the interest rate at which we can refinance our borrowings; (15) the impact of new or changes in current laws, regulations, credit card association rules, or other industry standards; and (16) new lawsuits, investigations, or proceedings, or changes to our potential exposure in connection with pending lawsuits, investigations or proceedings, and various other factors set forth in our Annual Report on Form 10-K for the period ended December 31, 2016, including but not limited to, Item 1 - Business, Item 1A - Risk Factors, and Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations. Except as required by law, we do not intend to revise or update any forward-looking statement as a result of new information, future developments or otherwise.